Exhibit 99.1

Church & Dwight Co., Inc.
News Release

Contact:	Maureen K. Usifer Vice President Investor Relations 609-683-5900

CHURCH & DWIGHT REPORTS RECORD FIRST QUARTER EPS OF $1.11

PRINCETON, NJ, MAY 11, 2010 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended April 2, 2010 of $80.0 million or $1.11 per share, compared to last year’s reported net income of $62.6 million or $0.88 per share.  Earnings per share increased 21%, excluding a plant restructuring charge of $0.04 per share in 2009. This year’s first quarter was six days longer than the comparable period in the prior year for its US businesses due to the Company’s fiscal calendar.

First Quarter Review

Reported net sales for the first quarter increased 9.2% to $634.6 million.  Organic sales increased 7.7% for the total Company and 8.1% for our total domestic and international consumer business, which excludes the impact of foreign exchange rate changes and divestitures.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our solid first quarter business results in what continues to be a difficult economic and competitive environment.  Consumer appeal for our high-quality premium and value-oriented products continues to be strong.  Both gross margin and operating margin expanded, reflecting the cost savings from our new laundry plant and the continuing benefit of our robust cost reduction programs.”

Consumer Domestic sales were $466.7 million, a $28.6 million increase or 6.5% above the prior year first quarter sales. First quarter organic sales increased by 8.1% as a result of higher sales of ARM & HAMMER liquid laundry detergent, ARM & HAMMER Super Scoop cat litter, NAIR, ORAJEL, TROJAN, AIM toothpaste and KABOOM bathroom cleaner, partially offset by lower sales of XTRA liquid laundry detergent.

Consumer International sales were $102.7 million, a $19.9 million increase or 24.0% above the prior year first quarter sales.  Excluding the16.2% favorable effect of foreign exchange rate changes, organic sales increased by 8.0%, primarily reflecting increased sales in Canada, Brazil, UK and Australia.

Specialty Products sales were $65.2 million, a $5.2 million increase or 8.6% above the prior year first quarter sales.  Excluding the 4% favorable effect of foreign exchange rate changes, organic sales for the first quarter increased by 4.6%, primarily due to growth in sodium bicarbonate sales.

Gross margin increased to 45.0% in the first quarter compared to 42.9% in the same quarter last year.  Excluding the $5.2 million plant restructuring charge in last year’s first quarter, gross margin expanded 120 basis points.  The increase in gross margin reflects the benefits of cost reduction programs, manufacturing at our new laundry facility and favorable product mix.  These benefits were partially offset by higher slotting costs and remaining costs associated with the closing of the North Brunswick plant.

Marketing expense was $68.9 million in the first quarter, a $2.6 million increase over the prior year first quarter.  The marketing spending was focused on the Company’s eight power brands.  Marketing expense as a percentage of net sales decreased 50 basis points to 10.9% in the quarter compared to 11.4% in last year’s first quarter.

Selling, general, and administrative expense (SG&A) was $84.6 million in the first quarter, a $6.3 million increase over the prior year first quarter.  SG&A as a percentage of net sales was 13.3% in the quarter, a decrease of 20 basis points from the prior year first quarter.  The increase in SG&A spending is attributed to foreign exchange rate changes, higher research and development expenses and higher costs associated with our global information systems upgrade.

Operating income increased 26.1% to $132.0 million in the first quarter compared to $104.7 million in the prior year first quarter. Operating margin expanded 280 basis points to 20.8%.  Excluding the plant restructuring charges in the prior year, operating margin expanded 190 basis points.

Equity in earnings of affiliates decreased $1.4 million due to lower income from a joint venture.

The effective tax rate in the first quarter was 36.2% compared to 37.1% in the prior year first quarter.

Net Debt and Free Cash Flow

At quarter end, the Company had net debt of $298 million (total debt of $745 million less cash of $447 million).  The Company repaid $71 million of bank debt in the quarter.

For the quarter, the Company reported $72.0 million of net cash from operations compared to $92.0 million in the prior year.  The decrease in net cash from operations is primarily related to higher inventories related to new product launches, higher receivables and higher cash tax payments.  For the first quarter, the Company generated $ 62.7 million in free cash flow compared to $70.7 million in the prior period.   Free cash flow is defined as net cash from operations less capital expenditures.

Capital expenditures in the first quarter were $9.2 million compared to $21.3 million in the prior year first quarter.   Last year’s first quarter included approximately $15 million of capital expenditures related to the new manufacturing facility in York County, Pennsylvania.

Acquisitions/Divestitures

In the first quarter, the Company completed the divestitures of two of its non-core brands, BRILLO and LAMBERT KAY pet products.

During the second quarter, the Company entered into a definitive asset purchase agreement to acquire the SIMPLY SALINE brand of products from Blairex Laboratories, Inc.  The proposed acquisition is subject to customary conditions to closing.  The transaction is expected to be completed during the second quarter of 2010.

The proposed acquisition meets the Company’s previously stated acquisition criteria: the brand holds the #1 position in the nasal saline solution category, has high growth potential, and is expected to be gross margin accretive to the Company.  Annual sales of Simply Saline are approximately $20 million.  In addition, the acquisition will complement the Company’s existing STERIMAR brand nasal saline solution business in Europe and other parts of the world.

The acquisitions and divestitures are expected to be neutral to earnings per share in 2010 and accretive to earnings per share in 2011.

Outlook for 2010

With regard to 2010, Mr. Craigie said, “We are launching our best new product line-up ever in 2010 and the customer response has been excellent with distribution gains across almost every key category.  We expect to deliver organic sales growth of approximately 4-5% in 2010 based on our strong pipeline of innovative new products supported by effective marketing programs.  We remain confident in our previously announced earnings per share estimate of $3.93 to $4.00 in 2010, which is an increase of 13% to15%, excluding plant restructuring charges of $0.24 per share and the favorable litigation settlement of $0.17 per share in 2009.”

“We expect second quarter earnings per share of $0.93-$0.95, up 8%-10% excluding the prior period plant restructuring charge of $0.05 per share.  First half earnings per share is expected to increase approximately 15% excluding plant restructuring charges in 2009 of $0.09 per share.”

Church & Dwight will host a conference call to discuss first quarter 2010 results on May 11, 2010 at 10:00 a.m.  (ET).  To participate, dial in at 877-616-8505, access code: 73121484, (international:  706-643-6278, same access code:  73121484).  A replay will be available two hours after the call at 800-642-1687 or 706-645-9291 (same access code:  73121484).  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to new product introductions and pipeline, contribution to revenue growth and gross margin expansion from use of the new laundry detergent manufacturing plant and warehouse facility, forecasted organic sales growth, earnings per share growth, satisfaction of the conditions to completing the acquisition of the Simply Saline brand, the effect of the Simply Saline proposed acquisition and the divestitures of the Brillo and Lambert Kay brands on 2010 and 2011 earnings and the impact of marketing programs.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to generally in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In thousands, except per share data)	Apr. 2, 2010	Mar. 27, 2009
Net Sales	$634,553	$580,867
Cost of sales	349,058	331,509
Gross profit	285,495	249,358
Marketing expenses	68,939	66,373
Selling, general and administrative expenses	84,602	78,325
Income from Operations	131,954	104,660
Equity in earnings of affiliates	1,262	2,705
Other income (expense), net	(7,867)	(7,873)
Income before non-controlling interest and taxes	125,349	99,492
Income taxes	45,376	36,916
Net Income of Non-Controlling Interest	2	7
Net Income attributable to Church & Dwight	$79,971	$62,569
Net Income per share - Basic	$1.13	$0.89
Net Income per share - Diluted	$1.11	$0.88
Dividend per share	$0.14	$0.09
Weighted average shares outstanding - Basic	70,773	70,234
Weighted average shares outstanding - Diluted	72,007	71,312

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Apr. 2, 2010	Dec. 31, 2009
Assets
Current Assets
Cash, equivalents and securities	$446,607	$447,143
Accounts receivable	241,677	222,158
Inventories	227,957	216,870
Other current assets	38,097	42,094
Total Current Assets	954,338	928,265
Property, Plant and Equipment (Net)	452,158	455,636
Equity Investment in Affiliates	11,689	12,815
Tradenames and Other Intangibles	786,825	794,891
Goodwill	838,222	838,078
Other Long-Term Assets	89,881	88,761
Total Assets	$3,133,113	$3,118,446
Liabilities and Stockholders' Equity
Short-Term Debt	$176,066	$218,949
Other Current Liabilities	348,467	348,083
Total Current Liabilities	524,533	567,032
Long-Term Debt	568,970	597,347
Other Long-Term Liabilities	363,074	352,295
Stockholders' Equity	1,676,536	1,601,772
Total Liabilities and Stockholders' Equity	$3,133,113	$3,118,446

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in Thousands)	Apr. 2, 2010	Mar. 27, 2009
Net Income	$79,973	$62,576
Depreciation and amortization	18,185	21,670
Deferred income taxes	4,031	10,106
Gain on sale of assets	(1,031)	
Asset impairment charges and other asset write-offs	229	
Non cash compensation	1,805	2,707
Other	(508)	(139)

Changes in assets and liabilities:
Accounts receivable	(24,247)	(7,980)
Inventories	(13,072)	(2,348)
Prepaid expenses and other current assets	(3,710)	(1,466)
Accounts payable and accrued expenses	(17,293)	(11,780)
Income taxes payable	25,610	20,413
Excess tax benefits on stock options exercised	(3,025)	(936)
Other liabilities	5,039	(842)
Net cash from operating activities	71,986	91,981

Capital expenditures	(9,246)	(21,281)
Proceeds from sale of assets	8,215	
Other	1,958	666
Net cash provided by (used in) investing activities	927	(20,615)

Net change in debt	(71,200)	15,016
Payment of cash dividends	(9,902)	(6,309)
Stock option related	8,426	3,007
Purchase of treasury stock	(78)	
Net cash (used in) provided by financing activities	(72,754)	11,714

F/X impact on cash	(695)	(838)

Net change in cash and investments	$(536)	$82,242

Free cash flow (net cash from operating activities less capital expenditures)	$62,740	$70,700
York plant capital expenditures		14,700

Free cash flow excluding York capital expenditures	$62,740	$85,400

Product Line Net Sales

	Three Months Ended		Percent
	4/2/2010	3/27/2009	Change
Household Products	$303.2	$284.1	6.8%
Personal Care Products	163.5	154.0	6.1%
Consumer Domestic	466.7	438.1	6.5%
Consumer International	102.7	82.8	24.0%
Total Consumer Net Sales	569.4	520.9	9.3%
Specialty Products Division	65.2	60.0	8.6%
Total Net Sales	$634.6	$580.9	9.2%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

Adjusted Net Income per Share, Adjusted Gross Margin and Adjusted Operating Profit Margin

The press release provides information regarding the Company’s net income per share, gross margin and operating profit margin adjusted to exclude restructuring charges related to plant closing expenses. Management believes that the presentation of adjusted net income per share, gross margin and operating profit margin (including reconciliation information in the press release) is useful to investors because it enables them to assess the Company’s historical performance exclusive of extraordinary events that do not reflect the Company’s day-to-day operations.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes from year-over-year comparisons. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, without the effect of foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 4/2/2010
	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Growth	9.2%	9.3%	6.5%	24.0%	8.6%
Add:
Divest.	1.2%	1.4%	1.6%	0.2%	-
Less:
FX	2.7%	2.6%	-	16.2%	4.0%
Organic Growth	7.7%	8.1%	8.1%	8.0%	4.6%

Free Cash Flow

Free cash flow is net cash from operating activities less capital expenditures.  Free cash flow is used by the Company's management, and management believes it is useful to investors, to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases.  Free cash flow also is one of the measures used in determining management's annual incentive award.  Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.  Free cash flow excluding the capital expenditures for the new Pennsylvania facility is used by management, and management believes it is useful to investors, to assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases exclusive of extraordinary events that do not reflect the Company's day-to-day operations.  Please refer to the condensed cash flow statement for details.